Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 21, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in American Bar Association Members/Northern Trust Collective Trust’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the references to us under the headings “Experts” and “Summary Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

March 22, 2012